Exhibit 99.3

CBS CORPORATION

Offer To Exchange Up To

$400,000,000

2.900% Senior Notes due 2023

which have been registered under the Securities Act of 1933

for any and all outstanding

2.900% Senior Notes due 2023

which have not been registered under the Securities Act of 1933

and

$500,000,000

3.700% Senior Notes due 2028

which have been registered under the Securities Act of 1933

for any and all outstanding

3.700% Senior Notes due 2028

which have not been registered under the Securities Act of 1933

                     , 2018

To:	Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

CBS Corporation (the “Company”) is offering, upon and subject to the terms and conditions set forth in a prospectus dated                     , 2018 (as the same may be amended or supplemented from time to time, the “Prospectus”) of the Company and CBS Operations Inc., and the enclosed letter of transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) $400,000,000 aggregate principal amount of its 2.900% senior notes due 2023 (the “2023 Exchange Notes”) and $500,000,000 aggregate principal amount of its 3.700% senior notes due 2028 (the “2028 Exchange Notes” and, together with the 2023 Exchange Notes, the “Exchange Notes”), all of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for $400,000,000 aggregate principal amount of the Company’s outstanding 2.900% senior notes due 2023 (the “2023 Original Notes”) and $500,000,000 aggregate principal amount of the Company’s outstanding 3.700% senior notes due 2028 (the “2028 Original Notes” and, together with the 2023 Original Notes, the “Original Notes”) originally issued by the Company on November 16, 2017 and not registered under the Securities Act. The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in a Registration Rights Agreement, dated as of November 16, 2017, among the Company, CBS Operations Inc. and the representatives of the initial purchasers referred to therein.

We are requesting that you contact your clients for whom you hold Original Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Original Notes registered in your name or in the name of your nominee, or who hold Original Notes registered in their own names, we are enclosing the following documents:

1. A Prospectus dated                    , 2018.

2. The Letter of Transmittal for your use and for the information (or the use, where relevant) of your clients.

3. A Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates for Original Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or if the procedure for book-entry transfer cannot be completed on a timely basis.

4. A form of letter that may be sent to your clients for whose account you hold Original Notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                , 2018, UNLESS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (SUCH TIME AND DATE, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). THE ORIGINAL NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME BEFORE THE EXPIRATION DATE.

To participate in the Exchange Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof or an Agent’s Message (as defined in the Letter of Transmittal) in lieu thereof), with any required signature guarantees and any other required documents, should be sent to Deutsche Bank Trust Company Americas, the exchange agent for Original Notes (the “Exchange Agent”), and certificates representing the Original Notes should be delivered to the Exchange Agent, before the Expiration Date, all in accordance with the instructions set forth in the Letter of Transmittal and the Prospectus.

If holders of Original Notes wish to tender, but it is impracticable for them to forward their certificates for Original Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus under the caption “The Exchange Offer—Guaranteed Delivery Procedures.”

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Original Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Original Notes pursuant to the Exchange Offer, except as set forth in Instruction 13 of the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to Deutsche Bank Trust Company Americas, the Exchange Agent for the Original Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

Very truly yours,

CBS CORPORATION

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

Enclosures

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